UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2016

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PROPELL TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-53488	26-1856569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 Commerce Street, 2nd Floor, Houston, Texas 77002
(Address of Principal Executive Office) (Zip Code)

(713) 227-0480

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of Material Definitive Agreement.

On July 19, 2016, Propell Technologies Group, Inc. (the “Company”) received a notice from Novas Energy Group Inc. (“Novas BVI”), the licensor of the Plasma Pulse Technology (“PPT”), purporting to terminate the License Agreement between Novas and the Company’s subsidiary, Novas Energy USA, Inc. (“Novas USA”), entered into on January 30, 2013, as amended in March 2014 and December 23, 2014 (the “License Agreement”) for non-payment of required royalties, asserting, among other things, that as of June 30, 2016, Novas USA owed Novas BVI a pro rata amount of $1,458,333 for its PPT rights for the United States and Mexico, of which $1,000,000 was alleged to be in arrears. The Company and Novas USA believe that there is no legal basis for Novas BVI to terminate the License Agreement and intend to vigorously defend against any attempt by Novas BVI to enforce a termination of the License Agreement.

The Company and Novas USA believe that it is evident that the Sublicense Agreement, by and among Novas USA, Novas Energy North America, LLC and Novas BVI, entered into in October 2015 (the “Sublicense Agreement”), replaces the royalty fees due under the License Agreement for the use of PPT in the “Licensed Territory” (as defined therein as the United States of America).

The Sublicense Agreement provides:

“The Parties hereby acknowledge and agree that the royalties paid by Sublicensee to Licensor pursuant to Section 4.1(a) will be the exclusive consideration to Licensor or Licensee in connection with the use of the Technology and the provision of the Licensed Services in the Licensed Territory so long as this Agreement is in effect.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPELL TECHNOLOGIES GROUP, INC.

By:	/s/ C Brian Boutte
Name:	C. Brian Boutte
Title:	Chief Executive Officer

Date: July 22, 2016